Exhibit 99.1

Mavis Completes Acquisition of Pep Boys from Icahn Enterprises

Transaction Adds Iconic Pep Boys Brand and Significant Western U.S. Footprint to Mavis Network

Icahn Enterprises to Retain Owned Real Estate as well as AAMCO Transmissions and Precision Tune Auto Care Businesses

WHITE PLAINS, N.Y. & SUNNY ISLES BEACH, Fla. – August 20, 2026 – Mavis Tire Express Services Corp. (“Mavis” or the “Company”), one of the largest independent tire and service providers in North America, and Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”) today announced the completion of Mavis’s previously announced acquisition of The Pep Boys-Manny, Moe & Jack Holding Corp. (“Pep Boys”) from Icahn Automotive Group LLC, a subsidiary of IEP, for approximately $700 million in cash. Pep Boys will retain its brand identity as part of the Mavis family of brands. IEP retained the owned real estate previously transferred to IEP from Pep Boys, as well as the AAMCO Transmissions and Precision Tune Auto Care Businesses.

The acquisition brings together two highly recognized automotive service networks and significantly expands Mavis’s scale and geographic reach. With the addition of nearly 800 Pep Boys locations, the Mavis network now includes more than 4,400 service center locations across the United States and Canada, including a substantially expanded presence across the Western United States.

“Closing this transaction marks an important milestone for Mavis and an exciting next chapter for Pep Boys,” said Stephen Sorbaro, Co-Chief Executive Officer of Mavis. "Our focus now turns to bringing our organizations together, supporting our technicians and store teams, and building on the strengths of both brands. Together, we have an even greater opportunity to provide customers with dependable service, and I look forward to what’s ahead."

Transaction Details

Under the terms of the agreement, a subsidiary of Mavis acquired Pep Boys from Icahn Automotive Group LLC for approximately $700 million in cash, subject to customary purchase price adjustments.

Advisors

Covington & Burling LLP and Bullard Law Group, PLLC served as legal counsel, Jefferies served as exclusive financial advisor, and C Street Advisory Group served as strategic communications advisor to Mavis. Brown Rudnick LLP served as legal counsel to IEP.

Caution Concerning Forward Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the transaction, and future plans and business opportunities. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, including, among others, the risk that the anticipated benefits of the transaction may not be realized, the response of business partners and competitors to the announcement of the closing of the transaction, potential disruptions to current plans and operations, as well as the many uncertainties and risks that affect the businesses referenced in this release. There can be no assurance that any forward-looking information will result or be achieved. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

About Mavis Tire Express Services Corp.

Mavis Tire Express Services Corp. (“Mavis”) is one of North America's largest independent tire and vehicle service providers, with a rapidly growing footprint of more than 4,400 owned and franchised retail locations across the U.S. and Canada. Headquartered in White Plains, New York, Mavis delivers expert automotive care—including tires and brakes, oil changes, inspections, and auto repair—through a family of trusted brands.

Mavis owns and operates a portfolio of auto service center brands including Mavis Discount Tire, Mavis Tires & Brakes, Pep Boys, Midas, Express Oil Change & Tire Engineers, Brakes Plus, Tire Kingdom, NTB (National Tire & Battery), Town Fair Tire, and Tuffy. Together, these brands serve millions of drivers each year with a commitment to dependability, safety, convenience, and value.

For more information about Mavis or its family of automotive brands, visit www.mavis.com.

About The Pep Boys-Manny, Moe & Jack Holding Corp.

Pep Boys is a trusted leader in automotive services, dedicated to keeping drivers on the road with reliable maintenance and repair solutions. With nearly 800 locations across the U.S. and Puerto Rico, our team of skilled professionals, including many ASE-certified technicians, serves millions of customers each year, ranging from everyday drivers to commercial fleets.

Founded in 1921 by Navy veterans Manny, Moe and Jack, Pep Boys is built on a foundation of passion, trust and safety. More than a century later, we continue to honor that legacy by providing expert care, exceptional service and a strong commitment to the communities we serve.

We keep people moving.

Learn more at www.pepboys.com.

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Media Contacts

For Mavis Tire Express Services Corp.:

C Street Advisory Group

Mavis@thecstreet.com

For Icahn Enterprises L.P.:

Ted Papapostolou, Chief Executive Officer

(305) 422-4100